EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-210570 on Form S-6 of our report dated May 10, 2016, relating to the statements of financial condition of Eaton Vance Unit Trust – Series 4, comprising Eaton Vance Dividend Fortitude Portfolio, Series 3; Eaton Vance Merger & Acquisition Targets Portfolio, Series 3; and Eaton Vance Megatrends Portfolio, Series 3, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

May 10, 2016